UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 9, 2007 (October 2, 2007)

Alliance One International, Inc.
(Exact name of registrant as specified in its charter)

Virginia	001-13684	54-1746567
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(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8001 Aerial Center Parkway Morrisville, NC 27560-8417 (Address of principal executive offices)

(919) 379-4300 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Alliance One International, Inc.

Item 8.01    Other Events.

On October 2, 2007, Alliance One International, Inc. (the “Company”) completed the previously announced sale of its indirect interest in Compañía General de Tabacos de Filipinas, S.A. (“CdF”) and its worldwide operating subsidiaries (collectively, the “CdF Group”) to CdF International Coöperatief U.A. (“CdF Coöperatief”), an unrelated third party.  The estimated gross proceeds to the Company, including those from a prior share capital reduction and from the sale of the shares of CdF, were approximately $21.4 million, of which approximately $16.2 million was paid in cash. The gross proceeds are subject to final adjustments which are not anticipated to be material. The remaining consideration of $5.2 million is comprised of a promissory note that is payable in six semi-annual installments over the next three years, commencing from October 2, 2007.  As previously reported, the Company believes that the sale of the CdF Group is consistent with its objective of tightening its strategic focus.

Separately, on September 28, 2007, the Company repaid in full the remaining $60 million outstanding under its $145 million Term Loan B with accumulated cash resultant from operational free cash flow. After giving effect to the Term Loan B repayment, but prior to receiving sale proceeds from the CdF Group transaction the Company had in excess of $100 million in available cash.

Alliance One International, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 9, 2007	Alliance One International, Inc.
Registrant

/s/ Thomas G. Reynolds
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Thomas G. Reynolds Vice President - Controller (Chief Accounting Officer)

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